Ex. 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES GOVERNANCE CHANGES

Minneapolis, MN (December 15, 2021)  -  Winmark Corporation (Nasdaq: WINA) announced today that Kirk A. MacKenzie has informed the company of his decision not to stand for re-election to the Winmark Board of Directors at its next Annual Meeting of Shareholders in April 2022.  Mr. MacKenzie was elected to Winmark’s Board of Directors in 2000, served as its Vice Chairman from that time until 2011, and currently serves as a member of the Audit Committee.

“Kirk’s contributions to Winmark over the past 21 years have been significant and meaningful.  Over the course of his Board tenure, Kirk has been a key contributor and has provided strategic advice to both the Board and management,” noted Brett D. Heffes, Chairman and Chief Executive Officer.  “I want to personally thank Kirk for his service on behalf of our shareholders and his dedication to helping us over the years.  I will greatly miss his counsel and leadership.”

Additionally, the Company announced that it has named Percy C. (Tom) Tomlinson to its Board of Directors and Audit Committee.  Mr. Tomlinson has over 30 years of executive, financial management and governance experience, having served as both the Chief Executive Officer and Chief Financial Officer for publicly-traded companies during his career.  Currently, Mr. Tomlinson is an Operating Partner with a New York based middle market focused Private Equity investor.  He has and continues to serve as an advisor to several Private Equity backed portfolio companies.

“I am thrilled to have Tom join our Board of Directors.  His extensive experience with executive and financial management across a variety of industries will be invaluable to Winmark as we continue on our mission to provide Resale for Everyone™,” stated Mr. Heffes.

Winmark - the Resale Company®, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At September 25, 2021, there were 1,269 franchises in operation and over 2,800 available territories.  An additional 39 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.